SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”), dated as of March 5, 2024, and sets forth the terms and conditions of the separation of Alison White (“Employee”) from SSR Management Inc., a Colorado corporation (the “Company”), and the termination of Employee’s employment by the Company.
Whereas, Employee is currently employed with the Company in the position of Executive Vice President – Chief Financial Officer pursuant to that certain Employment Agreement between Employee and the Company, dated as of February 26, 2021 (the “Employment Agreement”);
Whereas, the decision has been made to terminate the employment relationship, and the Employment Agreement, between the Company and Employee (collectively, the “Parties”); and
Whereas, the Parties hereto desire to enter into a written agreement embodying their mutual understanding and promises concerning resolution of any and all issues concerning Employee’s employment and/or the termination thereof.
Now Therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:
1.Separation. Employee’s last day of work with the Company and Employee’s employment termination date is March 7, 2024 (the “Separation Date”).
2.Accrued Salary and Paid Time Off. When and as required by the Colorado Wage Act, the Company will deliver to Employee final pay in the amount of all accrued and unused vacation and all accrued and unpaid base salary earned through the Separation Date, subject to standard payroll deductions and withholdings.
3.Severance Benefits. Subject to Employee’s execution of this Agreement, the Company will pay Employee, as a lump-sum, the amounts set forth on Exhibit A attached hereto as severance benefits (the “Severance Benefits”). To the extent applicable, the Severance Benefits will be subject to standard payroll deductions and withholdings. The Severance Benefits will be paid at the next regular payroll date of the Company after execution of this Agreement by Employee and expiration of the revocation period described in Paragraph 11(c) below. Employee acknowledges and agrees that the Severance Benefits are not otherwise indisputably owed to Employee under any offer letter, the Employment Agreement, or any binding Company policy or practice. Employee further acknowledges and agrees that receipt of the Severance Benefits automatically waives any monetary or other entitlement set forth in the Employment Agreement, including, but not limited to, Section 4.2 thereof.
4.Expense Reimbursements. Employee agrees that, within two (2) weeks of the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to the Company’s regular business practice.
5.Equity Grants. Employee acknowledges that, except as otherwise set forth on Exhibit A, as applicable, any vesting of outstanding, unvested equity grants made to Employee prior to the Separation Date shall be governed by the terms of the applicable Equity Plans based on the nature of

Employee’s termination. For the avoidance of doubt, Employee will not receive any new equity grants following the Separation Date.
6.No Other Compensation or Benefits. Employee acknowledges and agrees that, except as expressly provided in this Agreement, Employee will not receive any additional compensation, severance, or benefits after the Separation Date with respect to Employee’s employment by the Company. Except as provided in Exhibit A, if applicable, Employee’s right(s) to any and all Company benefits will otherwise terminate on the Separation Date.
7.Return of Company Property. Within five (5) days of the Separation Date, Employee shall return to the Company all Confidential Information and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers and tablets), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
8.Survival of Employment Agreement Provisions. Notwithstanding anything in this Agreement to the contrary, Employee acknowledges that Employee will remain subject to certain obligations set forth in the Employment Agreement following the Separation Date, including, but not limited to those set forth in Article 5 (Confidential Information), Article 6 (Non-Solicitation and Non-Competition), Article 7 (Non-Disparagement), and Article 8 (Intellectual Property).
9.Confidential and Proprietary Information Obligations. Any breach of Employee’s proprietary information obligations as set forth in Article 5 of the Employment Agreement or this Agreement may cause the Company substantial harm and Employee agrees that the Company is entitled to specific performance of such obligations and may seek injunctive relief to enforce such obligations.
10.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (i) Employee may disclose this Agreement to Employee’s immediate family; (ii) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (iii) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (iv) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce this Agreement or as otherwise required by law. In particular, and without limitation, Employee agrees not to disclose the terms of this Agreement to any current or former Company employee.
11.Release.
(a)In exchange for the Severance Benefits and other consideration under this Agreement to which Employee would not otherwise be indisputably entitled, Employee hereby releases, acquits and forever discharges the Company, the Company’s affiliates and their respective officers, directors, agents, servants, employees, attorneys, insurers, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including, but not limited to: (i) all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; (ii) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay or benefits, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action, including, but not limited to, Title VII of the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Colorado Anti-Discrimination Act, as amended, the Denver Municipal Ordinance, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of any express or implied covenant of good faith and fair dealing; provided, however, that the scope of this release shall exclude rights and obligations arising under this Agreement, and any claims that cannot be lawfully waived.
(b)Employee expressly warrants and represents that she has authority to enter into this Agreement, and that Employee has not sold, assigned, granted or transferred to anyone else any of the claims she is releasing pursuant to the preceding subsection. Employee acknowledges that she may not personally seek reinstatement, damages, or other relief in connection with any of those claims, but that she is not prohibited from participating in any investigation or other proceeding before any government administrative agency.
(c)Employee acknowledges that Employee understands the terms of this Agreement, and is knowingly and voluntarily waiving and releasing any rights Employee may have, including under the ADEA, as amended. Employee also acknowledges that the consideration given in this Agreement for the waiver and release in subsection 11(a), above, is in addition to anything of value to which Employee was already indisputably entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers Benefit Protection Act (“OWBPA”), that: (i) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Employee has been and is advised that Employee has the right to consult with an attorney prior to executing this Agreement; (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (iv) Employee has up to seven (7) days following the execution of this Agreement to revoke this Agreement by notifying the Company in writing, addressed and delivered to: SSR Mining Inc., 6900 E Layton Ave, Suite 1300, Denver, CO 80237, Attn: Mr. Rod Antal, Executive Chairman; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed and delivered by Employee.
(d)EMPLOYEE UNDERSTANDS THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING FROM ACTS, OMISSIONS, OR EVENTS OCCURING ON OR BEFORE THE DATE THIS AGREEMENT IS SIGNED BY EMPLOYEE.
12.Resignation of Positions. Effective as of the Separation Date, Employee hereby resigns from all corporate offices, including all directorships, as applicable, held by Employee with the Company and all affiliates of the Company.
13.Miscellaneous.
(a)Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities hereunder shall be governed by the internal laws of the State of

Colorado, without regard to principles of conflict of laws, except to the extent such laws are preempted by applicable federal law.
(b)Venue; Jurisdiction. The Company and the Employee agree that any action brought by any party under or in relation to this Agreement, including, without limitation, to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, the state and/or federal courts located in Denver, Colorado. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.
(c)Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be deemed changed and/or interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement, all of which shall be severable, will continue in full force and effect.
(d)Legal Advice. Each of the Parties warrants and represents that in executing this Agreement, such party has relied on legal advice from the attorney of such party’s choice.
(e)Inurement. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors, and assigns.
(f)Entire Agreement. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between the Parties with regard to its subject matter. It is entered into without reliance on any promise, agreement or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company, or by operation of Subsection 11(c) above.
(g)Headings. Descriptive headings used herein are used for convenience only and shall not be deemed to affect the meaning or construction of any provisions hereof.
(h)Waiver of Terms. A waiver of any term or condition of this Agreement will not be deemed to be, and may not be construed as, a waiver of any other term or condition hereof.
(i)Neutral Construction. This Agreement will be construed neutrally and will not be applied more strictly against one party than another.
(j)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Executed counterparts delivered by facsimile or e-mail will be deemed executed and delivered originals.
(k)Attorneys’ Fees. In the event of any dispute between Employee and the Company arising out of or relating to this Agreement, the prevailing party(ies) in any resulting legal proceeding shall be entitled, in addition to any other award, to an award of its, his, her or their costs and reasonable attorneys’ fees incurred in such proceeding.

(l)Notice Provisions
Except as otherwise expressly provided herein, all notices relating to this Agreement shall be in writing and either delivered by hand, courier service or facsimile transmission and addressed as follows:
The Employee:    Alison White
    [Redacted]
                [Redacted]

The Company:    SSR Management Inc.
6900 E. Layton Ave., Ste 1300
Denver, CO 80237
        Attention: Chief Human Relations Officer

Any address referred to in this Section 13(l) may be changed by notice given in accordance with the provisions of this subsection. Any notice which is delivered by hand, courier service or facsimile transmission shall be effective when delivered.
(m)Effective Time. This Agreement shall become effective, binding, and non-revocable on the Effective Date.
[Signature Page Follows]

In Witness Whereof, the Parties have executed this Agreement as of the dates set forth below.
SSR Management Inc.

/s/ Rod Antal	March 5, 2024
Signature Name: Rod Antal Title: Executive Chairman	Date

Employee

/s/ Alison White	March 6, 2024
Signature Name: Alison White	Date

Exhibit A

Severance Benefits

Separation Payment:	$2,868,558.88
Equity Treatment:
2021 PSUs will vest in full and settle in cash using the 30-day VWAP as of 29-December-2023.

2022 and 2023 PSUs will vest on a prorata basis and settle in cash using the 30-day VWAP as of the Termination Date.

2021 RSUs will vest in full.

2022 and 2023 RSUs will vest on a prorata basis.

Benefit Continuation:
Employee may continue her current group medical and/or dental and vision insurance coverage until the earlier of (i) twenty-four (24) months following the Separation Date, or (ii) the date Employee becomes eligible for substantially similar benefits under a benefit plan, program or arrangement through a different employer of the Employee and/or her spouse; provided, however, that the Company’s obligation to continue such benefits shall be conditional on the Employee continuing to pay her share of the premium(s) she was paying on the Separation Date.

If continued participation in any such group coverage is prohibited by the terms of such coverage or applicable benefit continuation laws, the Company shall arrange to provide an amount equal to the value (as determined by the Company’s auditors) of such coverage calculated for the remainder of the twenty-four (24) month period.